Exhibit 10.21

REAL ESTATE PURCHASE AGREEMENT

by and between

LD Lyndon Properties, LLC,

a Texas limited liability company,

as “Seller”

and

BC DEVELOPMENT CO., LLC,

a Missouri limited liability company,

as “Buyer”

i

SCHEDULE OF EXHIBITS

EXHIBIT “A”	LEGAL DESCRIPTION
EXHIBIT “B”	LIST OF PERSONAL PROPERTY
EXHIBIT “C”	LEASE
EXHIBIT “D”	CURRENT PROPERTY CONTRACTS
EXHIBIT “E”	FORM OF DEED
EXHIBIT “F”	BILL OF SALE AND ASSIGNMENT
EXHIBIT “G”	PROPERTY INFORMATION

ii

REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 26th day of March, 2010 (the “Effective Date”), by and between LD Lyndon Properties, LLC, a Texas limited liability company (“Seller”), and BC DEVELOPMENT CO., LLC, a Missouri limited liability company or its assigns (“Buyer”), for the purchase of certain real property more particularly described herein.

ARTICLE 1

SALE OF PROPERTY

1.1 Property To Be Sold. Subject to the terms and provisions hereof, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller upon the terms and conditions of this Agreement:

1.1.1 All of the land described and/or shown on Exhibit “A” attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, usufructs and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral and development rights appurtenant to such land (collectively, the “Land”).

1.1.2 All buildings, structures and other improvements and all fixtures, systems and facilities located on the Land (the “Improvements”).

1.1.3 All equipment, machinery, signs and other tangible personal property of every kind and nature, if any, owned by Seller and installed, located or situated on or used in connection with the operation of the Land or Improvements, including, without limitation, the personal property listed on Exhibit “B” attached hereto (the “Personal Property”). Notwithstanding the foregoing, there are no specific items of Personal Property located on the Land or Improvements that would not otherwise be considered “fixtures”.

1.1.4 All of Seller’s rights in the lease and any other occupancy agreement covering any portion of the Land or Improvements (the “Lease”), including the lease listed on the attached Exhibit “C” and any leases that may be subsequently entered into in accordance with this Agreement, and including Seller’s rights to any tenant deposit held by Seller (the “Tenant Deposit”) pursuant to the Leases.

1.1.5 All of Seller’s right, title and interest, if any, in all intangible assets of any nature relating to the Land, the Improvements or the Personal Property, including, without limitation, all of Seller’s right, title, and interest in all (i) warranties and guaranties relating to the Improvements or Personal Property in the possession of Seller, (ii) all use, occupancy, building and operating licenses, permits, approvals, and development rights (iii) any trade name or names used or utilized in connection with the Land and Improvements, including without limitation the trade name “Charles Wilson VA Outpatient Clinic”, (iv) all plans and specifications related to the Land and Improvements, in each case to the extent that Seller may legally transfer the same (the “Intangible Property”).

1.1.6 All of Seller’s rights, if any, in all service contracts (other than management and leasing contracts) affecting the Land or Improvements as set forth on Exhibit “D” attached hereto (the “Property Contracts”), to the extent Buyer assumes the same in accordance with Section 3.4 below. Notwithstanding the foregoing, there are no written Property Contracts connected with the Land or Improvements. Any agreements for services connected with the Land or Improvements are oral in nature and are in place from “month-to-month”.

1.1.7 All rights, which the Seller may have, if any, in and to any tenant data, telephone numbers and listings, all master keys and keys to common areas, all good will, if any, and any and all other rights, privileges and appurtenances owned by Seller and related to or used in connection with the existing business operation of the Land and Improvements (the “Miscellaneous Property”).

1.1.8 The Land and Improvements are hereinafter sometimes referred to collectively as the “Real Property” and the Real Property, Personal Property, Leases, Tenant Deposits, Intangible Property, the Property Contracts and the Miscellaneous Property, are hereinafter sometimes referred to collectively as the “Property.”

1.2 Purchase and Sale. Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer all of Seller’s right, title and interest in and to the Property, on the terms and conditions set forth in this Agreement.

1.3 Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Six Million Four Hundred Fifty Thousand and 00/100s Dollars ($6,450,000.00). The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined below), plus or minus all adjustments or credits as set forth herein, by wire transfer of immediately available federal funds. Notwithstanding the foregoing, Seller and Buyer agree that the Purchase Price was determined based on a projected net operating income (“NOI”) of Five Hundred Thirty-Three Thousand Nine Hundred Eighty-Nine and no/100 Dollars ($533,989.00), and thus a capitalization rate of 8.28% (“Capitalization Rate”), being achieved during the first year of the term of the Lease. If it is determined that the NOI for the first year of the term of the Lease was different than Five Hundred Thirty-Three Thousand Nine Hundred Eighty-Nine and no/100 Dollars ($533,989.00), the Purchase Price will be re-calculated to reflect the same Capitalization Rate based upon the actual first year NOI. Notwithstanding anything herein to the contrary, the determination of the actual NOI for the first year of the term of the Lease shall be a condition precedent to Closing.

1.4 Deposit. Within one (1) Business Day after the Effective Date, Buyer shall deliver to Chicago Title Insurance Corporation, 830 East Main Street, Suite 1600, Richmond, VA 23219, Attn: Chris Newman (“Escrow Holder”), a good faith deposit in the amount of Thirty Thousand and 00/100 Dollars ($30,000.00) (the “Initial Deposit”), and within one (1) business day following the end of the Due Diligence Period (defined below in Section 3.2), assuming Buyer has not previously terminated this Agreement, Buyer shall deliver to Escrow Holder an additional good faith deposit (“Additional Deposit”) of Thirty Thousand and 00/100

Dollars ($30,000.00). The Initial Deposit and the Additional Deposit shall be collectively referred to as the Deposit. The Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of Buyer. The Deposit (including any interest thereon) shall be applied to the Purchase Price if the Closing occurs. After the expiration of the Due Diligence Period, the Deposit shall be nonrefundable to Buyer unless escrow fails to close due to Seller’s breach or default under this Agreement, there is a failure of a representation or warranty by Seller to be true and correct as of the Closing, there is a failure of a condition precedent set forth in Section 5.4, there is a casualty or condemnation, or as otherwise expressly provided in this Agreement, and shall constitute liquidated damages to Seller if escrow fails to close solely as a result of Buyer’s default as provided in Section 6.1 below. In the event Buyer shall elect to terminate this Agreement during the Due Diligence Period, the Deposit shall be returned to Buyer as provided in Section 3.5 below.

1.5 Closing Date.

1.5.1 The Closing (as defined in Section 5.3 below) shall take place through an escrow opened with Escrow Holder on or before the date (the “Closing Date”) which is the later of i) July 30, 2010 or (ii) at such other place and on such other date as Seller and Buyer mutually agree, but in any event the parties agree the Closing must occur, if at all, before August 15, 2010. Notwithstanding anything set forth herein to the contrary, in no event shall the Closing occur earlier than one hundred twenty (120) days after the Effective Date, unless Buyer shall have expressly waived this contingency in a separately executed written document. Seller may extend the date of Closing, in its sole and absolute discretion, provided (i) that the Closing occurs no later than August 15, 2010 and (ii) that Seller notifies Buyer in writing of its election to extend Closing no later than July 15, 2010 and (iii) that Seller’s notice of its election to extend Closing provides Buyer a date certain by which Closing will occur.

1.5.2 Intentionally Omitted.

ARTICLE 2

TITLE AND SURVEY

2.1 Title and Survey. During the Due Diligence Period, Buyer, at Buyer’s cost and expense, may obtain a preliminary title report or commitment (the “Preliminary Report”) from Chicago Title Insurance Corporation (the “Title Company”), together with legible copies of all recorded encumbrances and exceptions to title, no later than seven (7) Business Days after the Effective Date, as well as an existing survey, if any, from Seller. Buyer shall, at its option and at its expense, (i) conduct UCC searches covering Seller and the Property (the “UCC Searches”) and (ii) order an update of the existing survey of the Real Property by a licensed surveyor or registered professional engineer (the “Survey”).

2.2 Review of the Preliminary Report, Survey and UCC Searches; Objection; Approval or Termination. On or before the last day of the Due Diligence Period, with respect to the Preliminary Report or within ten (10) days after delivery of any supplement to the Preliminary Title Report (“Supplemental Report”), Buyer may deliver to Seller a notice (the “Title Objection Notice”) setting forth (i) any matters shown on the Preliminary Report, Supplemental Report, Survey or UCC Searches to which Buyer objects and requires be eliminated, (ii) any modifications, supplements or other modifications of the legal description, description of exceptions or other matters set forth in the Preliminary Report, Supplemental Report or Survey, and (iii) any endorsements or other affirmative title insurance coverage required to be included in the Title Policy (collectively, clauses (i), (ii) and (iii) herein shall be referred to hereinafter as the “Title Objections”). Buyer may make its determination of whether any of the matters contained in the Preliminary Report, Supplemental Report, Survey or UCC Searches (as applicable) are appropriate or are objectionable in its sole discretion. Buyer’s failure to give the Title Objection Notice shall be deemed to constitute Buyer’s disapproval of matters disclosed in the Preliminary Report, Supplemental Report, Survey, or UCC Searches (as applicable) and this Agreement shall terminate. If Buyer delivers a Title Objection Notice, Seller shall have seven (7) Business Days from the receipt of Buyer’s notice to provide Buyer with written notice of Seller’s election to remove or otherwise cure to Buyer’s reasonable satisfaction the Title Objections prior to the Closing (“Seller Response Notice”); provided however, and notwithstanding Buyer’s inclusion or lack thereof in any Title Objection Notice, Seller shall be obligated to eliminate all monetary liens or encumbrances, and any exceptions created or consented to by Seller after the Effective Date, unless approved in writing by Buyer, which Seller shall cause to be released at Closing. If Seller timely delivers notice of election not to cure a disapproved item, then Buyer may either (i) elect to terminate this Agreement, or (ii) waive in writing its prior disapproval of such item and accept title subject to such previously disapproved item by delivering notice of Buyer’s election to Seller within five (5) Business Days after the receipt of the Seller Response Notice. If Seller fails to timely deliver the Seller Response Notice within such seven (7) Business Day period, then Seller shall be deemed to have elected to cure all of the disapproved matters set forth in Buyer’s Title Objection Notice. If Buyer fails to deliver its notice of election to terminate this Agreement or waive its prior disapproval within such five (5) day business period following Seller’s Response Notice, Buyer shall be deemed to have disapproved of Seller’s Response Notice and this Agreement shall terminate. If this Agreement is terminated pursuant to this Section 2.2, the provisions of Section 3.5 shall apply.

2.3 Required Title Condition. Title to the Property shall be conveyed to Buyer subject only to the following permitted encumbrances: (a) current, non-delinquent real estate taxes and assessments, (B) the matters set forth in the Preliminary Report and permitted as part of the Required Title Condition, (c) the Leases, and (d) any other matters approved in writing by Buyer.

ARTICLE 3

INSPECTION AND DUE DILIGENCE PERIOD

3.1 Access. From and after the Effective Date through the Closing, Buyer, personally or through its authorized agent or representatives, shall be entitled, upon reasonable advance notice to Seller, to enter upon the Property during normal business hours and shall have the right to make such investigations, including tenant interviews, appraisals, engineering studies, soil tests, environmental studies and underwriting analyses, as Buyer deems reasonably necessary or advisable. Buyer shall have the right to conduct a Phase I environmental site assessment, and, if necessary, a Phase II environmental site assessment (including soils borings, soil sampling and, if relevant, ground water testing, and invasive sampling of building materials with respect to the Property). Buyer’s activities at the Property shall be conducted in such a manner so as not to unreasonably interfere with the occupancy of the tenant or its employees, licensees or invitees. Regarding Buyer’s investigations, in addition to the forgoing:

a. Buyer must deliver evidence to Seller that Buyer has insurance for its proposed inspection activities, in amounts and with coverages that are substantially the same as those maintained by Seller or in such lesser amounts or with such lesser coverages as are reasonably satisfactory to Seller;

b. Buyer must notify Seller in advance of Buyer’s plans to conduct tests so that Seller may be present during the tests;

c. if the Land or Improvements are altered because of Buyer’s inspections, Buyer must return the Land or Improvements to their pre-inspection condition promptly after the alteration occurs;

d. Buyer must deliver to Seller copies of all inspection reports that Buyer prepares or receives from third-party consultants or contractors within three days after their preparation or receipt;

e. Buyer must abide by any other reasonable entry rules imposed by Seller;

f. Buyer will indemnify, defend, and hold Seller harmless from any loss, reasonable attorney’s fees, expenses, or claims arising out of Buyer’s investigation of the Land or Improvements, except repair or remediation of existing conditions discovered by Buyer’s inspections. The obligations of Buyer under this provision will survive termination of this Agreement and Closing; and

g. Buyer releases Seller and those persons acting on Seller’s behalf from all claims and causes of action (including claims for attorney’s fees and court and other costs) resulting from Buyer’s investigation of the Land or Improvements.

3.2 Due Diligence Period. Buyer shall have sixty (60) days from the later of (i) the delivery of all of the Property Information (defined in Section 3.3 below) and (ii) the Effective Date of this Agreement (the “Due Diligence Period”) to physically inspect the Property, review the economic data, underwrite the tenants and review the Leases, conduct appraisals, perform examinations of the physical condition of the Improvements, examine the Property for the presence of Hazardous Materials (as defined below), and to otherwise conduct such due diligence review of the Property and all of the items to be furnished by Seller to Buyer pursuant to Section 3.3 below, and all records and other materials related thereto as Buyer deems appropriate.

3.3 Items to be Provided by Seller. No later than one (1) Business Day after the Effective Date, Seller shall deliver to Buyer (by electronic or overnight delivery) accurate and complete copies of all of the information set forth on Exhibit “G” attached hereto and incorporated herein (“Property Information”). In addition to the foregoing deliveries, Seller shall make available to Buyer for inspection and copying at Seller’s offices in Lufkin, Texas the originals of any of the Property Information and any and all other documents, instruments, studies, reports, surveys, maps, files, correspondence (including without limitation, tenant correspondence files), reports and other materials related to the Property and not included in the Property Information. Seller agrees to update, provide and make available to Buyer new Property Information as it becomes available. Where financial statements are required, Buyer, at its sole cost and expense, shall have the right (but not the obligation) to have its auditor, BDO Seidman, LLP, or another qualified auditor of Buyer’s choosing conduct an audit of the property financial statements and other information. Where financial statements are required to be prepared in accordance with generally accepted accounting principals (GAAP), to the extent Seller does not have such financial statements, Buyer shall have the right (but not the obligation), at its sole cost and expense, to have its accountants prepare Seller’s financial statements in accordance with GAAP.

3.4 Buyer’s Possible Early Termination. Buyer shall have the right to approve in Buyer’s sole and absolute discretion, the Property, the Property Information, the Preliminary Report, any Supplemental Report, the Survey, the UCC Searches, or any other matter whatsoever regarding the Property. On or before the last day of the Due Diligence Period, Buyer shall provide written notice (“Approval Notice”) to Seller and Escrow Holder that Buyer has approved the Property. Buyer’s failure to provide an Approval Notice upon the expiration of the Due Diligence Period shall be deemed disapproval of the Property. At any time prior to the expiration of the Due Diligence Period, Buyer may provide written notice to Seller and Escrow Holder disapproving the Property (“Disapproval Notice”). Upon the giving of a Disapproval Notice or the deemed disapproval of the Property, this Agreement shall automatically terminate and the provisions of Section 3.5 shall apply.

3.5 Consequences of Buyer’s Early Termination. Upon the giving of a Disapproval Notice or upon deemed disapproval pursuant to Section 2.2 or Section 3.5, this Agreement shall immediately terminate, and the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms survive a termination of this Agreement); provided, however, that if Seller is in default hereunder at the time of such termination, Section 6.2 shall additionally apply. Provided Buyer is not then in default under the terms of this Agreement, Escrow Holder shall pay the entire Deposit to Buyer not later than one (1) Business Day following receipt of Buyer’s Disapproval Notice (as long as the then-current investment of the Deposit can be liquidated in one (1) Business Day). Notwithstanding the foregoing, in any event, Escrow Holder will obtain the written consent, which shall not be unreasonably withheld, conditioned or delayed, of both Seller and Buyer before releasing the Deposit to either party.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Seller’s Representations. Except as otherwise disclosed in writing to Buyer, Seller warrants and represents to Buyer as follows:

4.1.1 Seller is a duly formed and validly existing limited liability company organized under the laws of Texas. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby.

The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Seller is a party. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

4.1.2 Seller has good and marketable title to the Property. There are no outstanding rights of first refusal, rights of reverter or options to purchase relating to the Property or any interest therein. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Property. Subject to the Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property, without material complaint or objection by any person.

4.1.3 Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

4.1.4 Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

4.1.5 The authorization, consent, and approval of a governmental authority is required for the Closing herein described to occur. However, Seller will use its reasonable best efforts to obtain such approval within fifteen (15) days of the Effective Date of this Agreement.

4.1.6 There are no actions, suits or proceedings pending, or, to the best of Seller’s knowledge, threatened (a) affecting Seller, which if determined adversely, would affect its ability to perform its obligations hereunder; or (b) against any portion of the Property.

4.1.7 Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

4.1.8 To the best of Seller’s knowledge, neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Seller, or (ii) any law or any order, writ, injunction or decree of any court or governmental authority, or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

4.1.9 Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property except as provided in the Property Information.

4.1.10 There is no pending, threatened or contemplated condemnation proceeding relating to the Property to the best of Seller’s knowledge, and Seller has received no written notice from any governmental agency or official to the effect that any such proceeding is contemplated.

4.1.11 Seller has delivered or made available to Buyer a complete copy of the Lease and other occupancy agreements affecting the Property. The Lease is in full force and effect. Seller is “landlord” or “lessor” under and is entitled to assign to Buyer, without tenant’s consent (subject to Section 4.1.5, above), the Lease at Closing. Neither Seller nor the tenant shall be in default under the Lease and at Closing there will exist no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default of either Seller or the tenant. The tenant is not asserting any claim of offset or other defense in respect of its or Seller’s obligations under the Lease, and there are no unresolved disputes relating to the calculation of additional rent under the Lease. There are no pending or incomplete tenant improvements and unpaid tenant improvement costs and leasing commissions with respect to the Lease and no pecuniary obligation to tenant and brokers has vested or accrued and is owed by Seller, except that shall be fully completed and paid in full prior to Closing.

4.1.12 The financial statements of Property operations provided by Seller, including, but not limited to, statements of revenue and expenses, balance sheets and statements of cash flow are true, correct and complete in all material respects. Such financial statements present fairly, in all material respects, the information contained therein for the periods indicated therein. All expenses associated with Property operations have been recorded in Seller’s general ledger. Seller agrees to provide such other reasonable information requested by Buyer provided such request may not delay the Closing.

4.1.13 Seller agrees to make such further and other reasonable representations and warranties regarding the financial statements of the Property and the Seller, including, but not limited to representations and warranties related to statements of revenue and expenses, and Seller’s internal controls for the prevention and detection of fraud, as may be reasonably required of Seller by Buyer’s auditor. Seller further agrees to reasonably cooperate with Buyer’s auditor in connection with delivery of any audit opinions or comfort letters relating to audited financial statements prepared by Buyer’s Auditor and consents to the dissemination of any such audited financial statements, opinions or letters as may be required by Buyer or its auditor for any purpose, including but not limited to their inclusion in any registration statements, prospectuses, or similar documents in connection with syndications, private placements or public offerings of securities or interest by Buyer, or any of Buyer’s affiliates or assigns and any reporting requirements for the same under applicable federal and state laws. All costs and expenses associated with any reports, opinions or letters required by this section shall be borne by Buyer.

4.1.14 Seller has delivered or made available to Buyer true and complete copies of all management and leasing contracts to which Seller is a party and affecting the Property and, to the best of Seller’s knowledge, all other contracts, agreements, documents, reports, materials and information that are in Seller’s possession or control with respect to the ownership, use and/or operation of the Property. Seller has not, within the last year, received any written notice of any default under any Property Contract or other such contract or agreement that has not been cured or waived.

4.1.15 There are no debts or other liabilities or obligations relating to the Lease or the Property, including but not limited to tenant improvement costs and leasing commissions, vesting, accruing and/or arising prior to Closing which will be due or payable from or by Buyer.

4.1.16 Seller has not received any written notice from, and is otherwise aware of no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any restrictions or covenants recorded against the Property.

4.1.17 Except as disclosed in the Property Information, there are no material defects in the structural elements of the Improvements and all improvements (including, without limitation, machinery, equipment, electrical, plumbing, heating and air conditioning systems and equipment) located on the Property are in good mechanical working order, condition and repair, and are structurally safe and sound and have no material defect (reasonable wear and tear excepted), and, there is no material leak or material defect in any roof located upon the Property.

4.1.18 Seller has not received any written notice from, and is otherwise aware of no grounds for, any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation (including those respecting the Americans With Disabilities Act), which has not been cured or waived.

4.1.19 The Property is properly zoned for its current use. There is no pending or threatened request, application or proceeding to alter or restrict the zoning or other use restrictions applicable to the Property; there is no plan, study or effort by any governmental authority or agency or any private party or entity that in any way affects or would affect the authorization of the current use and operation of the Property.

4.1.20 Seller has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with the Property.

4.1.21 Seller has received no notice that the Property or any portion thereof contains any form of toxic mold.

4.1.22 There are no Hazardous Materials stored on, incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations as of the date of this Agreement or, upon the Close of Escrow hereunder, in existence on the Close of Escrow. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas: and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

4.1.23 There are no claims pending or unpaid bills which would result in the creation of any lien on the Property for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements. There are no delinquent bills or claims in connection with any repair of the Property or other work or material purchased in connection with the Property which will not be paid by or at the Close of Escrow or placed in escrow pursuant to the provisions of this Agreement.

4.1.24 No treatment has been undertaken by Seller with respect to termite or similar infestation, fungi, or dry rot on the Property other than normal periodic service, and to the best of Seller’s knowledge, there is no damage to any portion of the Property from termite or similar infestation, fungi or dry rot.

4.1.25 Seller has received no notices or requests from any insurance company issuing any policy of insurance covering the Property requesting the performance of any work with respect to the Property or the Improvements located thereon which has not been fully complied with.

4.1.26 There is no default, or event which with the giving of notice and passage of time would constitute a default, by Seller under any loan documents that affect the Land or Improvements (the “Loan Documents”). To the best of Seller’s knowledge, there is no default by Seller’s lender under the Loan Documents. (Buyer may review Seller’s Loan Documents at Seller’s offices in Lufkin, Texas, but in any event, for purposes of confidentiality, Seller will not furnish Buyer a copy of the Loan Documents.)

4.1.27 Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue as of the Close of Escrow. Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Close of Escrow hereunder, which causes a change in the facts relating to, or the truth of, any of the representations or warranties.

4.1.28 All information given by Seller to Buyer in this Agreement or in connection with the transactions contemplated hereunder shall be true and accurate in every material respect as of the date hereof and at the Close of Escrow, and Seller has not failed to disclose any fact to Buyer necessary to make the statements herein or otherwise provided in connection with the transactions contemplated hereunder not misleading and Seller has no knowledge or information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein. Seller shall promptly inform Buyer in writing if there occurs any (i) material adverse change in the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Close of Escrow or (ii) if any information, document, agreement or other material delivered to Buyer is amended, superseded, modified or supplemented.

4.1.29 Seller represents that the Department of Veteran’s Affairs, per the terms of the Lease of the Property, reimburses real property taxes paid by the owners of the Property upon a receipt of proof of payment of such taxes by the owner. Seller further represents that all real property taxes for the year immediately preceding the year of Closing have heretofore been paid.

4.2 Buyer’s Representations. Buyer makes the following representations and warranties to Seller as follows:

4.2.1 Buyer is a duly formed and validly existing limited partnership in good standing under the laws of the State of Delaware.

4.2.2 Buyer has full right, power and authority and is duly authorized to enter into this Agreement and to perform each of these covenants on its part to be performed hereunder and to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.2.3 The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer.

4.3 Survivability of Representations and Warranties. The representations and warranties of Seller and Buyer set forth in this Agreement are made as of the Effective Date of this Agreement and the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing.

4.4 Leasing & Other Activities Prior to Closing.

4.4.1 Leasing Activities. Except as set forth in Section 5.4 below, Seller shall not, from the Effective Date, enter into any new leases, enter into any modification or amendment to the Lease, or consent to any sublease under the existing Lease, in each case, without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole but reasonable discretion. Seller represents that no leasing commissions, rent concessions or tenant improvement allowances will be due or are owing with respect to any Lease renewals that can be entered into as of right by the tenant.

4.4.2 Service Contracts. Seller shall not, from the Effective Date, enter into any new service contracts for the Property or modifications, renewals or terminations of any existing service contracts that would materially affect the Property after Closing, without the written consent of Buyer, which consent may be given or withheld in Buyer’s sole but reasonable discretion.

4.4.3 Conducting Business. At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in the same manner in which said business has been heretofore conducted and (ii) insure the Property substantially as it is currently insured. Seller represents that the Property is currently insured.

4.4.4 Encumbrances. At all times prior to Closing, Seller shall not sell, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein without the prior written consent of Buyer, which may be given or withheld in Buyer’s sole but reasonable discretion; and Seller shall not consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property.

4.4.5 Monthly Operating Statements. Seller shall provide Buyer with a copy of the monthly operating statement for the operation of the Property on or before the ten (10) days after the end of each month commencing with the month during which the Effective Date occurs, and continuing for each full calendar month thereafter until the Closing Date.

4.4.6 Cooperation with Buyer’s Lender. Seller agrees to reasonably cooperate with Buyer’s lender, provide lender’s agents with reasonable access to the Property, and comply with lender’s reasonable requests for documentation or affidavits regarding the operation, condition, and ownership of the Property.

4.5 Indemnifications.

4.5.1 Seller’s Indemnity. In addition to any other applicable rights under this Agreement, Seller agrees to indemnify, defend and hold Buyer and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Buyer’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Buyer’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) the ownership, maintenance, or operation of the Property and accruing prior to Closing, (ii) any breach or nonperformance by Seller of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Seller with respect to the transactions contemplated hereunder, (iii) any liability arising because of a breach of lease, breach of contract, breach of the Loan Documents, or other matter related to the Property which occurred or arose or is alleged to have occurred or arisen prior to Closing and which is due to actions taken by Seller, or (iv) the breach of any representation or warranty of Seller contained in this Agreement. The indemnities set forth in this Section shall survive Closing without limitation. Provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that by this Agreement specifically becomes the obligation of Buyer after the Closing pursuant to the terms and conditions of this Agreement.

4.5.2 Buyer’s Indemnity. In addition to any other applicable rights under this Agreement, Buyer agrees to indemnify, defend and hold Seller and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Seller’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Seller’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) the ownership, maintenance, or operation of the Property and arising from events or conditions that occur entirely after the Closing, (ii) any breach or nonperformance by Buyer of any provision or covenant contained in this Agreement or in any certificate or other instrument or document furnished (or to be furnished) by Buyer with respect to the transactions contemplated hereunder, (iii) any liability arising because of a breach of lease, breach of contract or other matter related to the Property which occurred or is alleged to have occurred after Closing and which is due to actions taken by Buyer, or (iv) the breach of any representation, warranty or covenant of Buyer contained in this Agreement. The indemnities set forth in this Section shall survive Closing without limitation. Provided, however, that the indemnities set forth in this Section shall not apply to the extent of any item that specifically remains the obligation of Seller after the Closing pursuant to the terms and conditions of this Agreement.

ARTICLE 5

CLOSING

5.1 Escrow Holder. The Closing shall occur through the Escrow opened at the Escrow Holder named in Section 1.4. Escrow Holder is designated, authorized and instructed to act as Escrow Holder pursuant to the terms of this Agreement.

5.2 Escrow Instructions; Opening of Escrow. This Agreement shall constitute initial escrow instructions to Escrow Holder. The parties shall execute any additional escrow instructions reasonably required by Escrow Holder to consummate the transaction provided for herein (including Escrow Holder’s so-called “general provisions”); provided, however, such additional escrow instructions shall not modify the provisions of this Agreement, unless such instructions (i) clearly identify the specific provisions being modified, (ii) state the modification in full, and (ii) are signed by both parties. Within two (2) Business Days after the Effective Date, the parties shall open escrow by delivering three (3) executed originals of this Agreement to Escrow Holder (“Opening of Escrow”). Upon receipt of the Agreement, Escrow Holder shall acknowledge the Opening of Escrow as described below and its agreement to act as the Escrow Holder hereunder by: (a) executing the Consent of Escrow Holder attached hereto; (b) delivering a copy of the executed Consent to Seller and Buyer and (c) delivering one (1) original of the Agreement to Seller and one (1) original of the Agreement to Buyer at the address of Buyer’s counsel specified in Section 9.8.

5.2.1 Escrow Holder’s Investment Vehicle. The Escrow Holder may from time to time invest the Deposit and such other funds as are intended to be escrowed hereunder (the “Escrow Funds”) in a Bank of America Business Investment Account for the benefit of the Buyer or such other account as Buyer may direct in writing. Buyer’s Federal Tax Identification Number is listed after its signature. The Escrow Holder shall not be responsible for any loss, diminution in value or failure to achieve a greater profit as a result of such investments. Also, the Escrow Holder assumes no responsibility for, nor shall said Agent be held liable for, any loss occurring which arises from (i) failure of the depository institution, (ii) the fact that some banking instruments, including without limitation repurchase agreements and letters of credit are not covered by the Federal Deposit Insurance Corporation, or (iii) the fact that the amount of the Escrow Deposit may cause the aggregate amount of any depositor’s accounts to exceed $250,000 and that such excess amount is not insured by the Federal Deposit Insurance Corporation.

5.2.2 Escrow Holder’s General Provisions. The Escrow Holder is not a trustee for any party for any purpose, and is merely acting as a depository and in a ministerial capacity hereunder with the limited duties herein prescribed. The Escrow Holder may conclusively rely upon and act in accordance with any certificate, instructions, notice, letter, telegram, cablegram other written instrument believed to be genuine and to have been signed or communicated by the proper party or parties.

5.2.3 Indemnification of Escrow Holder. The Seller and Buyer shall indemnify, save, defend, keep and hold harmless the Escrow Holder from any and all loss, damage, cost, charge, liability, cost of litigation, or other expense, including without limitation attorney’s fees and court costs, arising out of its obligations and duties, including but not limited to (i) disputes arising or concerning amounts of money to be paid, (ii) funds available for such payments, (iii) persons to whom payments should be made or (iv) any delay in the electronic wire transfer of funds, as Escrow Holder, unless Escrow Holder’s actions constitute gross negligence or willful misconduct.

5.3 Closing. “Close of Escrow” or “Closing” means the date Escrow Holder disburses funds in accordance with this Agreement and is irrevocably committed to record the Deed in favor of Buyer. The Closing shall take place on the Closing Date set forth in Section 1.5, as the same may be extended, provided all conditions to the Closing have been satisfied or duly waived.

5.4 Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.4 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only, by written notice of such waiver from Buyer to Seller.

5.4.1 Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

5.4.2 On the Closing Date, all of the representations and warranties of Seller set forth in Section 4 hereof shall be true, accurate and complete.

5.4.3 No later than three (3) Business Days prior to the Closing Date, Seller shall have obtained an estoppel certificate from the tenant under the Lease on the Property in a form mutually agreed on by Buyer and Seller (“Threshold Estoppel”) dated no earlier than sixty (60) days prior to Closing. The Threshold Estoppel shall be consistent with the Lease and shall not reveal any material, adverse matter or any claim of the same.

5.4.4 No later than three (3) Business Days prior to the Closing Date, Seller shall have obtained a Subordination, Non-Disturbance and Attornment Agreement from the tenant under the Lease on the Property (if required by Buyer) in a form provided by Buyer’s lender, if any, and reasonably acceptable to the tenant (“SNDA”).

5.4.5 The tenant of the Land and Improvements will be in occupancy of the Land and Improvements, the Lease will be free from any default on the part of Seller, as landlord, or the tenant, as tenant thereunder, and the tenant shall be paying rent and be current in the payment of all rentals due under the Lease.

5.4.6 At Closing, the Title Company shall issue to Buyer a TLTA (Texas Land Title Association) Owner’s Policy of Title Insurance (“Title Policy”) insuring Buyer’s fee simple title to the Property for the sum equal to the Purchase Price subject only to the standard exclusions from coverage contained in such policy, conforming to the Required Title Condition set forth in Section 2.3 above and containing such endorsements as Buyer shall have reasonably required.

5.4.7 There shall have been no material adverse change in the physical condition of the Property from the end of the Due Diligence Period through the Closing Date, normal wear and tear excepted.

5.4.8 Seller shall have delivered an estoppel certificate from the party, if any, entitled to enforce any restrictive covenants encumbering the Property, confirming that there are no unpaid assessments or defaults under such restrictive covenants.

5.4.9 Seller shall have determined the actual NOI for the first year of the term of the Lease.

5.5 Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 5.5 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer.

5.5.1 Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing.

5.5.2 On the Closing Date, all of the representations of Buyer set forth in this Agreement shall be true, accurate and complete.

5.6 Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer, at Seller’s sole expense, each of the following items:

5.6.1 A special warranty deed (the “Deed”) duly executed and acknowledged by Seller, substantially in the form attached hereto as Exhibit “E”.

5.6.2 A bill of sale, general assignment and assignment and assumption of lease (the “Bill of Sale and Assignment”) in the form attached hereto as Exhibit “F” which shall transfer, convey, sell, assign and set over to Buyer all of Seller’s right, title and interest in and to the Personal Property, Lease, Tenant Deposit, Property Contracts, Intangible Property and Miscellaneous Property.

5.6.3 Originals of the Lease or any occupancy agreements (with all amendments and modifications thereto) in Seller’s possession or control relating to the Property, together with the Threshold Estoppel required under Section 5.4.3 of this Agreement and the SNDA required under Section 5.4.4 of this Agreement.

5.6.4 All keys in Seller’s possession to all locks on the Property and all documents in the possession of Seller pertaining to the tenant of the Property, including all applications, correspondence and credit reports relating to such tenant.

5.6.5 A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code.

5.6.6 Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; or (iv) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.

5.6.7 Originals of all Property Contracts assumed by Buyer and all other documents in the possession of Seller relating to the operation of the Property including all permits, licenses, approvals, plans, specifications, guaranties and warranties.

5.6.8 A duly executed closing statement reflecting the adjustments and prorations required by this Agreement (the “Closing Statement”).

5.6.9 Such evidence or documents as may reasonably be required by Buyer evidencing the power and authority of the Seller and its respective partners and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the sale of the Property.

5.6.10 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

5.7 Buyer’s Deliveries. At the Closing, Buyer shall deliver to Seller the following items:

5.7.1 Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit and any interest thereon) and Buyer’s share of all escrow costs and closing expenses.

5.7.2 Duly executed and acknowledged originals of the Bill of Sale and Assignment and the Closing Statement.

5.7.3 Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property.

5.7.4 Such evidence or documents as may reasonably be required by Seller evidencing the power and authority of the Buyer and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the purchase of the Property by Buyer.

5.7.5 An owner’s affidavit and “gap” indemnity in such a form as the Escrow Holder may reasonably require.

5.7.6 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

5.8 Costs, Prorations and Credits.

5.8.1 Closing Costs. Buyer and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Buyer shall pay (i) all title insurance premiums and title examination costs, (ii) all costs associated with its investigation of the Property, including the cost of appraisals, architectural, engineering, credit and environmental reports, (iii) fifty percent (50%) of all escrow charges and (iv) all costs of obtaining the updated Survey. Seller shall pay (i) all transfer taxes, if any, documentary stamp charges of any jurisdiction, if any, and recording fees and (iii) fifty percent (50%) of all escrow charges. All other customary purchase and sale closing costs shall be paid by Seller or Buyer in accordance with the custom in the jurisdiction where the Property is located.

5.8.2 Prorations. The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the day of the Closing (except as otherwise provided) in accordance with this section. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs.

(a) Current Rent. Tenant’s rent, including payments for taxes, utilities, maintenance, operating expenses, or insurance, or additional charges of any other nature (collectively “Rent”), based on a rental statement prepared by Seller and approved by Buyer.

(b) Security Deposit, Unpaid Rent Concessions, Unpaid Tenant Improvement Allowances and Other Tenant Credits. The amount of the unapplied tenant security deposit, any accrued interest due the tenant thereon, unpaid rent concessions due under the Lease, unpaid tenant improvement allowances owing under the Lease and the amount of any other credits due the tenant shall be credited to Buyer based on a rental statement prepared by Seller and approved by Buyer (which statement must be consistent with the Lease, and the estoppel certificate).

(c) Unpaid Rents. Seller shall be entitled to all Unpaid Rents for the period prior to Closing and Buyer shall be entitled to all Unpaid Rents from the date of Closing and thereafter. Any sums received by Buyer to which Seller is entitled shall be held in trust for Seller on account of such Unpaid Rents payable to Seller, and Buyer shall remit to Seller any such sums received by Buyer to which Seller is entitled within ten (10) Business Days after receipt thereof. Seller expressly agrees that if Seller receives any Unpaid Rents after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Buyer that portion of the Unpaid Rents so received by Seller to which Buyer is entitled within ten (10) Business Days after receipt thereof. Without limiting the foregoing, Seller specifically agrees not to undertake any effort to collect unpaid rent or other sums (however denominated) owed to Seller from any person if such person or any affiliate of such person is in possession of any space in the Property at the time of any such collection effort.

(d) Property Taxes. Seller represents that the Department of Veteran’s Affairs, per the terms of the Lease of the Property, reimburses real property taxes paid by the owners of the Property upon a receipt of proof of payment of such taxes by the owner.

(e) Property Contracts. Prepaid charges in connection with any Property Contracts that Buyer elects to assume, or licenses or permits, shall be credited to Seller. Accrued charges in connection with such Contracts, or licenses or permits, shall be credited to Buyer.

(f) Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the Closing.

(g) Utilities. Except to the extent such items are the responsibility of the tenant, prepaid water, sewer, and other utility charges shall be credited to Seller, and accrued water, sewer, and other utility charges shall be credited to Buyer.

(h) Leasing Commissions. On or before the Closing Date, Seller shall pay in full all leasing commissions due to leasing or other agents for the current remaining term of the Lease (determined without regard to any unexercised termination or cancellation right).

(i) Insurance Policies. Insurance premiums as to the policies, if any, that will continue after Closing.

(j) Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.

5.8.3 Re-prorations. At Closing, the amount of prorations and adjustments as aforesaid shall be determined or estimated to the extent practicable, and monetary adjustment shall be made between Seller and Buyer. As the amounts of the respective items become finally ascertained, further adjustment shall be promptly made between the parties in cash.

5.8.4 Survival. The provisions of this Section 5.8 shall survive the Closing.

5.9 Distribution of Funds and Documents. At the Close of Escrow, Escrow Holder shall do each of the following:

5.9.1 Payment of Encumbrances. Pay the amount of those monetary liens that are not permitted as part of the Required Title Condition in accordance with the demands approved by Seller, utilizing funds to which Seller shall be entitled upon Close of Escrow and funds (if any) deposited in Escrow by Seller.

5.9.2 Recorded Documents. Submit (or be irrevocably committed to submit) to the County or City Recorder of the County or City in which the Property is located the Deed and each other document to be recorded under the terms of this Agreement or by general usage, and, after recordation, cause the County or City Recorder to mail the Deed to Buyer and each other such document to the grantee, beneficiary or person acquiring rights thereunder or for whose benefit said document was recorded.

5.9.3 Non-Recorded Documents. Deliver by overnight courier (or as otherwise requested by the intended recipient): (i) the Title Policy to Buyer; (ii) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; and (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party.

5.9.4 Distribution of Funds. Deliver (i) to Seller, or order, the cash portion of the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein; and (ii) to Buyer, or order, any excess funds delivered to Escrow Holder by Buyer. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions for Seller and Buyer; if no instructions are given, Escrow Holder shall deliver such funds by Escrow Holder’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement.

5.10 Completion of Documents. Escrow Holder is authorized to insert the date of Closing and otherwise to complete the documents deposited in Escrow, where appropriate and consistent with this Agreement.

5.11 Possession and Tenant Notices. Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject only to the rights of the tenant under the Lease, rights arising under any Property Contracts not terminated by Buyer pursuant to Section 3.4 above, and rights arising under the matters set forth in the Preliminary Report and permitted as part of the Required Title Condition. Seller and Buyer covenant and agree to execute at Closing a written notice of the acquisition of the Property by Buyer, for transmittal to the tenant. Such notice shall be prepared by Buyer, at Buyer’s cost and expense, and approved by Seller, shall notify the tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, Buyer agrees to transmit or otherwise deliver such letters to the tenant promptly after the Closing.

ARTICLE 6

TERMINATION AND DEFAULT

6.1 Buyer Default. If the sale contemplated hereby is not consummated because of a default by Buyer in its obligation to purchase the Property in accordance with the terms of this Agreement after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, then: (a) this Agreement shall terminate; (b) the Deposit shall be paid to and retained by Seller ; (c) Buyer will reimburse Seller for Seller’s actual out-of-pocket expenses incurred to perform its obligations under this Agreement (including, but not limited to, recovery of all costs and expenses and reasonable attorney’s fees incurred by Seller after the Effective Date); and (d) Seller and Buyer shall have no further obligations to each other except those which survive the termination of this Agreement. Buyer and Seller acknowledge that the damages to Seller in the event of a breach of this Agreement by Buyer would be difficult or impossible to determine, that the amount of the deposit plus interest represents the parties’ best and most accurate estimate of the damages that would be suffered by Seller if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that Seller and Buyer reasonably anticipate would exist at the time of such breach. Buyer and Seller agree that Seller’s right to retain the Deposit together with any interest and earnings earned thereon shall be Seller’s sole remedy, at law and in equity, for Buyer’s failure to purchase the Property in accordance with the terms of this Agreement. Seller hereby waives any right to an action for specific performance of any provisions of this Agreement.

6.2 Seller’s Default. If prior to Closing Seller fails to perform any of its obligations or is otherwise in default hereunder, Buyer shall have the right to exercise any or all of the following remedies:

6.2.1 Waive such failure and proceed to the Closing with no reduction in the Purchase Price; provided, however, that this provision will not limit Buyer’s right to receive reimbursement for attorney’s fees pursuant to Section 9.9 below in connection with any legal proceedings instituted by either party or Escrow Holder with respect to the enforcement of this Agreement, nor waive or affect Seller’s indemnity obligations under this Agreement or Buyer’s rights to enforce those indemnity obligations, nor waive or affect any of Seller’s other obligations under this Agreement to be performed after the Closing or Buyer’s rights to enforce those obligations.

6.2.2 Terminate this Agreement by notice to Seller and Escrow Holder to that effect, to recover the full amount of the Deposit and all earnings thereon, and to recover all of Buyer’s actual out-of-pocket expenses incurred to investigate the Land and Improvements after the Effective Date, including, but not limited to, recovery of all costs and expenses and reasonable attorney’s fees incurred by Buyer after the Effective Date.

ARTICLE 7

CASUALTY DAMAGE OR CONDEMNATION

7.1 Casualty. If the Improvements are damaged by casualty prior to the Closing, Buyer shall have the sole option to elect either to:

(a) acquire the Property as is (without reduction in the Purchase Price), plus an assignment without recourse or credit of any insurance proceeds payable by virtue of such loss or damage plus a credit for any deductible or uninsured loss under said policy; or

(b) terminate this Agreement and receive back the Deposit.

Such right must be exercised within thirty (30) days from the date Seller provides Buyer with notice of the loss of the event giving rise to such right. If Buyer fails to provide notice of an election, then Buyer shall have been deemed to elect (b) above.

7.2 Condemnation. In the event that any portion of the Property should be condemned prior to the Closing, at Buyer’s sole option, elect either to:

(a) terminate this Agreement and receive back the Deposit; or

(b) close the transaction contemplated by this Agreement.

In all other cases, or if Buyer elects to proceed under Section 7.2(b), Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation. Buyer shall be deemed to have elected to proceed under Section 7.2(a) unless, within thirty (30) days from written notice of the condemnation, Buyer provides Seller with written notice that Buyer elects to close the transaction contemplated by this Agreement pursuant to Section 7.2(b).

ARTICLE 8

REAL ESTATE COMMISSION

8.1 Commissions. Buyer and Seller each represent to the other that no broker’s or real estate commissions or other fees, other than the broker’s commission payable by Seller to Stan Johnson Company, are or shall be due in respect to this transaction by reason of any agreement made or which may be alleged to have been made by Buyer or Seller. Each party agrees to indemnify and hold harmless the other from and against any and all claims, demands or the cost or expense thereof, including reasonable attorney’s fees, arising out of any broker’s commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party.

ARTICLE 9

MISCELLANEOUS

9.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

9.2 Intentionally Omitted.

9.3 Binding On Successors and Assigns. Subject to Section 9.4, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.4 Assignment by Buyer. Buyer may assign this Agreement and Buyer’s rights under it only to an entity in which Buyer, or its affiliates, members or members’ principals, possess, directly or indirectly, the power to direct or cause the direction of its management and policies, whether through the ownership of voting securities or otherwise, and any other assignment is void. No such assignment will relieve Buyer of its obligations under this Agreement, and Buyer and the assignee will be jointly and severally liable for the performance of such obligations after any such assignment. This Agreement binds, benefits, and may be enforced by the parties and their respective successors and permitted assigns.

9.5 Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.6 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Texas, without regard to the principles of conflicts of law.

9.7 Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.

9.8 Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) United States Postal Service, certified mail, return receipt requested, (ii) any nationally known overnight delivery service for next day delivery, (iii) facsimile with written confirmation of receipt from sending facsimile machine, or (iv) delivered in person. All notices shall be deemed to have been given on the date when deposited with the United States Postal Service or with any other nationally known overnight delivery service, on the date when a facsimile is sent or on the date of personal delivery. All notices shall be addressed to the parties at the addresses below:

To Seller:	LD Lyndon Properties, LLC Attention: Don Langston 1000 South Medford Lufkin, Texas 75901

And with a copy to:	Jeff S. Chance, Attorney at Law PLLC 517 South First Street Lufkin, Texas 75901

To Buyer:	BC Development Co., LLC 4705 Central Street Kansas City, MO 64112 Attention: Dan Carr Telephone: 816.268.7577 Facsimile: (816) 960-1441 Email: dcarr@lane4group.com

And with a copy to:

Gregory Kaplan, PLC - Attorneys At Law

7 East Second Street (23224-4253)

Post Office Box 2470

Richmond, VA 23218-2470

Attn: Christopher J. Hoctor

Telephone: (804) 916-9035

Facsimile: (804) 916-9135

Email: choctor@gregkaplaw.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 9.8. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

9.9 Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

9.10 IRS Real Estate Sales Reporting. Buyer and Seller agree that Chicago Title Insurance Corporation shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.

9.11 Time Periods. If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

9.12 Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.

9.13 Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Holder, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

9.14 Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine sender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

9.15 Business Day. As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State of Texas.

9.16 Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

9.17 Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

9.18 Exclusivity. After the Due Diligence Period, Seller and its respective agents, representatives and employees will abate all marketing efforts for the Land and Improvements. Any existing signs may remain. Any ordered advertising will be canceled, if cancelable without penalty; otherwise ordered advertising may proceed, but no additional advertising will occur. Brokers and prospective buyers will not be shown the Land and Improvements and will be given only currently available printed information about the Land and Improvements prepared by Seller’s broker.

9.19 Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Code, provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code. In connection with such cooperation, Seller agrees, upon request of Buyer to “direct deed” for actual interests in the property to designees of Buyer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

[Signatures appear on the following page]

SELLER:	LD Lyndon Properties, LLC, a Texas limited liability company

	By:	/s/ Don Langston
Don Langston, President

BUYER:	BC Development Co., LLC, a Missouri limited liability company

	By:	/s/ Richard Baier
	Name:	Richard Baier
	Title:	Principal
Federal Tax I.D.: 20-5164785

CONSENT OF ESCROW HOLDER

The undersigned Escrow Holder hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Holder under said Agreement and (iii) be bound by said Agreement in the performance of its duties as Escrow Holder; provided, however, the undersigned shall have no obligations, liability or responsibility under (i) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned or (ii) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

DATED:	CHICAGO TITLE INSURANCE CORPORATION (“Escrow Holder”)

By:
Its:

EXHIBIT “A”

LEGAL DESCRIPTION

Being Lot No. One (1) of Thomas & Thompson Addition No. 3, an addition to the City of Lufkin, Texas of record in Cabinet D, Slide 194-B of the Map and Plat Records of Angelina County, Texas.

EXHIBIT “A”

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EXHIBIT “B”

LIST OF PERSONAL PROPERTY

[To be Attached]

There are no specific items of Personal Property located on the Land or Improvements that would not otherwise be considered “fixtures”.

EXHIBIT “B”

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EXHIBIT “C”

LEASE

[Brief Description to be attached]

EXHIBIT “C”

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EXHIBIT “D”

CURRENT PROPERTY CONTRACTS

There are no written Property Contracts connected with the Land or Improvements. Any agreements for services connected with the Land or Improvements are oral in nature and are in place from “month-to-month”.

EXHIBIT “D”

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EXHIBIT “E”

FORM OF DEED

[Attached]

SPECIAL WARRANTY DEED WITH VENDOR’S LIEN

Notice of confidentiality rights: If you are a natural person, you may remove or strike any or all of the following information from any instrument that transfers an interest in real property before it is filed for record in the public records: your Social Security number or your driver’s license number.

Date: March             , 2010

Grantor: LD Lyndon Properties, LLC, a Texas limited liability company

Grantor’s Mailing Address: 1000 South Medford, Lufkin, Texas 75901

Grantee: BC Development Co., a Missouri corporation

Grantee’s Mailing Address:

Consideration: Cash and a promissory note of even date in the principal amount of                                                                                            AND NO/100 DOLLARS ($                ) executed by Grantee, payable to the order of                 . The note is secured by a vendor’s lien retained in this deed and by a deed of trust of even date from Grantee to                                 , trustee.

Property (including any improvements):

Being Lot No. 1 of Thomas & Thompson Addition No. 3, an addition to the City of Lufkin, Texas of record in Cabinet D, Slide 194-B of the Map and Plat Records of Angelina County, Texas.

Reservations from Conveyance: None.

Exceptions to Conveyance and Warranty:

Liens described as part of the Consideration and any other liens described in this deed as being either assumed or subject to which title is taken; validly existing easements, rights-of-way, and prescriptive rights, whether of record or not; all presently recorded and validly existing instruments, other than conveyances of the surface fee estate, that affect the Property; and taxes for 2010, which Grantee assumes and agrees to pay, and subsequent assessments for that and prior years due to change in land usage, ownership, or both, the payment of which Grantee assumes.

EXHIBIT “E”

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Grantor, for the Consideration and subject to the Reservations from Conveyance and the Exceptions to Conveyance and Warranty, grants, sells, and conveys to Grantee the Property, together with all and singular the rights and appurtenances thereto in any way belonging, to have and to hold it to Grantee and Grantee’s heirs, successors, and assigns forever. Grantor binds Grantor and Grantor’s heirs and successors to warrant and forever defend all and singular the Property to Grantee and Grantee’s heirs, successors, and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof when the claim is by, through, or under Grantor but not otherwise, except as to the Reservations from Conveyance and the Exceptions to Conveyance and Warranty.

                          at Grantee’s request, has paid in cash to Grantor that portion of the purchase price of the Property that is evidenced by the note. The first and superior vendor’s lien against and superior title to the Property are retained for the benefit of                          and are transferred to                          without recourse against Grantor.

When the context requires, singular nouns and pronouns include the plural.

LD LYNDON PROPERTIES, LLC, a Texas limited liability company

By:
Don Langston, President

STATE OF TEXAS

COUNTY OF ANGELINA

The foregoing instrument was acknowledged before me on the      day of March, 2010 by the said Don Langston, President of LD Lyndon Properties, LLC, a Texas limited liability company.

__________________________________________

                         Notary Public, State of Texas

EXHIBIT “E”

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EXHIBIT “F”

FORM OF BILL OF SALE AND ASSIGNMENT

BILL OF SALE AND ASSIGNMENT

This Bill of Sale and Assignment (“Assignment”), dated                 ,             , is executed and delivered pursuant to that certain Real Estate Purchase Agreement (the “Purchase Agreement”) dated as of             , 2010, by and between LD Lyndon Properties, LLC, a Texas limited liability company (“Seller”), and                         , a                          (“Buyer”), concerning the real property described in Exhibit “A” attached hereto (the “Land”). All capitalized terms not otherwise defined herein shall have the same meanings given them in the Purchase Agreement.

1. Assignment. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller hereby grants, sells, transfers, conveys and delivers to Buyer all of Seller’s interest in all of the following:

(a) All furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property of every kind and nature, if any, owned by Seller and installed, located or situated on and used in connection with the operation of the Land or Improvements (the “Personal Property”), including, without limitation, the Personal Property listed on Exhibit “B” attached hereto and incorporated herein by reference.

(b) All of Seller’s rights in the lease and other occupancy agreements covering any portion of the Land or Improvements (the “Lease”) and which are listed on Exhibit “C” attached hereto and incorporated herein by reference including Seller’s rights to any tenant deposit held by Seller (the “Tenant Deposit”) pursuant to the Lease.

(c) All of Seller’s right, title and interest in all intangible assets of any nature relating to the Land, the Improvements or the Personal Property, including, without limitation, all of Seller’s right, title, and interest in all (i) warranties and guaranties, if any, relating to the Improvements or Personal Property in the possession of Seller as set forth on Exhibit “D” attached hereto and incorporated herein, (ii) all use, occupancy, building and operating licenses, permits, approvals and development rights (iii) any trade name or names used or utilized in connection with the Land and Improvements including without limitation the trade name “Charles Wilson VA Outpatient Clinic” and (iv) all plans and specifications related to the Land and Improvements, in each case to the extent that Seller may legally transfer the same (the “Intangible Property”).

(d) All of Seller’s rights in the service contracts affecting the Land or Improvements which are listed on Exhibit “D” attached hereto and incorporated herein by reference (the “Property Contracts”).

(e) All rights, which Seller may have, if any, in and to any tenant data, telephone numbers and listings, all master keys, all good will, if any, and any and all other rights, privileges and appurtenances owned by Seller and related to or used in connection with the existing business operation of the Property.

EXHIBIT “F”

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2. Acceptance and Assumption. Buyer hereby accepts the foregoing Assignment. Seller acknowledges that Buyer does not, except as otherwise specifically provided in the Agreement, assume, directly or indirectly, any liability, obligation, duty or responsibility whatsoever for the payment, discharge or other resolution of any liability, obligation, indebtedness, lien, security interest, encumbrance, claim or other problem, condition or matter required to be performed in connection with the Intangible Property prior to the date of this Assignment.

3. Indemnifications. Seller shall defend, indemnify and hold harmless Buyer from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Buyer by reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations with respect to the Lease and the Property Contracts required to be performed before the Closing Date (as defined in the Purchase Agreement). Buyer shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Seller by reason of the failure of Buyer to fulfill, perform, discharge, and observe the obligations assumed by it under this instrument with respect to the Lease or the Property Contracts required to be performed on or after the Closing Date.

4. Miscellaneous.

(a) Seller and Buyer each agrees to execute such other documents and perform such other acts as may be reasonably necessary or desirable to effectuate this Assignment.

(b) In the event of any action or suit by either party hereto against the other arising from or interpreting this Assignment, the prevailing party in such action or suit shall, in addition to such other relief as may be granted, be entitled to recover its costs of suit and actual attorney’s fees, whether or not the same proceeds to final judgment.

(c) This Assignment shall be governed by and construed in accordance with the laws of the State of Texas.

(d) This Assignment shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

EXHIBIT “F”

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IN WITNESS WHEREOF, Seller and Buyer have executed this Assignment as of the date first above written.

SELLER:	LD Lyndon Properties, LLC, a Texas limited liability company

By:
Don Langston, President

BUYER:	, a

By:
Name:
Title:

LIST OF EXHIBITS

EXHIBIT “A”	LEGAL DESCRIPTION
EXHIBIT “B”	PERSONAL PROPERTY INVENTORY
EXHIBIT “C”	LEASE
EXHIBIT “D”	CURRENT PROPERTY CONTRACTS

EXHIBIT “F”

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EXHIBIT “G”

PROPERTY INFORMATION

1.	Any current outstanding tenant improvements required of the Seller and any outstanding funds owed to the tenant by the Seller.

2.	Complete access to the lease relating to the Property.

3.	A current report outlining tenant’s name; current rental rate; any prepaid or delinquent rent; any deposits, whether refundable or nonrefundable; and any rental concessions.

4.	A current financial statement of Property operations (updated quarterly), including, but not limited to, a statement of revenues and expenses, balance sheets, and a statement of cash flow from the inception of the lease relating to the Property and a 2010 Budget. (Should Buyer desire to obtain audited financial statements it may do so, subject to the terms and conditions of the Agreement, at its sole cost and expense.)

5.	Capital Improvements, if any, that are planned for the next two (2) years; include description and estimated costs.

6.	Year-to-date copies of the general ledgers related to the Property (updated quarterly) and copies of Seller’s general ledger since the inception of the lease on the Property detailing individual revenue and expense transactions or invoices. Bank statements and paid invoices which support the general ledger entries will also be provided.

7.	Copies of current Property tax and insurance bills and insurance certificates and evidence of insurance premiums paid.

8.	Copies of utility bills since issuance of the certificate of occupancy for the building.

9.	Copies of any existing management, service, or maintenance contracts pertaining to the operation of the Property and invoices thereof since issuance of the certificate of occupancy for the building.

10.	Copies of any personal property rental agreements pertaining to personal property or business equipment used in the operation of the Property.

11.	Latest environmental, engineering, and structural reports, if any exist.

12.	A set of as-built drawings.

13.	Copy of the latest survey, if one exists.

EXHIBIT “G”

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14.	Copies of certificates of occupancy.

15.	Copies of any zoning and/or conditional use or similar permits or actions permitting the current use of the Property.

16.	Any other items reasonably requested by Buyer, provided that receipt and approval of these items shall not delay the Closing or the expiration of the Due Diligence Period.

EXHIBIT “G”

2

FIRST AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT (this “First Amendment”) is entered into as of this 22nd day of July, 2010, by and between LD Lyndon Properties, LLC, a Texas limited liability company (“Seller”) and BC Development Co., LLC, a Missouri limited liability company, its successors and assigns (“Buyer”).

RECITALS

A. Seller and Buyer entered into that certain Real Estate Purchase Agreement dated March 26, 2010 (the “Original Agreement”) pursuant to which Seller agreed to sell, and Buyer agreed to purchase, certain parcels of real property more particularly described in the Original Agreement.

B. Seller and Buyer desire to amend the Original Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Purchase Price. Section 1.3 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

1.3 Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Seven Million Two Hundred Twenty Eight Thousand Eight Hundred Sixty Four and 73/100 Dollars ($7,228,864.73). The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined below), plus or minus all adjustments or credits as set forth herein, by wire transfer of immediately available federal funds.

2. Closing Date. Section 1.5.2 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

1.5.2 Notwithstanding anything to the contrary contained herein, until the date that is five (5) Business Days before the scheduled closing date, Buyer shall have the right to unilaterally extend the Closing Date from time to time, but in no event shall any such extension(s) extend the Closing Date beyond September 30, 2010 provided that at least five (5) Business Days before the originally scheduled Closing Date Buyer provides written notice to the Seller (“Closing Extension Notice”) and increases the Deposit by Sixty Thousand and No/100 Dollars ($60,000.00) (the “Closing

Extension Deposit”). The Closing Extension Deposit shall be deemed part of the Deposit and shall be subject to the terms and conditions set forth in Section 1.4 above. Further, in the event that Buyer extends the Closing Date in accordance herewith, Buyer shall also have the right to accelerate the Closing Date upon five (5) Business Days notice to Seller.

3. Lease Assignment. The following Section 4.4.7 is inserted after Section 4.4.6 of the Original Agreement:

4.4.7 Lease Assignment. Seller agrees to cooperate with Buyer to use Seller’s best efforts to obtain the consent of the tenant of the Property to the assignment of the Lease to Buyer. Seller shall provide such certificates, instruments and other documents that may be required or requested by the tenant to obtain such approval and Seller shall so cooperate such that the application for such approval may be submitted after the expiration of the Due Diligence Period. The provisions of this Section 4.4.7 shall survive the Closing.

4. Rent Direction Letter. The following Section 5.6.11 is inserted after Section 5.6.10 of the Original Agreement:

5.6.11 An irrevocable notice in substantially the same form as Exhibit “H” attached hereto, which shall be duly executed by Seller and the depository institution in which Seller regularly deposits rents from the Property and whereby Seller instructs the depository institution to immediately disburse rents received from the Property following Closing to an account of Buyer.

5. Exhibit “H”. Exhibit “H” attached hereto and incorporated by reference is inserted after Exhibit “G” of the Original Agreement.

6. Funded Maintenance Account Proration. The following Section 5.8.2(k) is inserted after Section 5.8.2(j) of the Original Agreement:

(k) The funds on deposit in the funded maintenance account established by the Lease shall be prorated as of the Closing based on a 365-day year.

7. Entire Agreement. The Original Agreement, as modified by this First Amendment, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated therein. Except as modified by this First Amendment, the Original Agreement remains unchanged and unmodified and in full force and effect, and the parties hereto hereby ratify and affirm the same.

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8. Counterparts. This First Amendment may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Signatures to this First Amendment transmitted by facsimile or electronic mail shall be treated as originals in all respects.

[Remainder of page intentionally left blank; signatures appear on following pages]

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IN WITNESS WHEREOF, the parties hereto have entered into this First Amendment as of the date above first written.

SELLER:	LD LYNDON PROPERTIES, LLC, a Texas limited liability company

	By:	/s/ Don Langston
	Name: Its:	Don Langston President

[Signature Page to First Amendment to Real Estate Purchase Agreement and Escrow Instructions]

Signature Page to First Amendment to Real Estate Purchase Agreement and Escrow Instructions

BUYER:	BC DEVELOPMENT CO., LLC, a Missouri limited liability company

	By:	/s/ Richard Baier
	Name:	Richard Baier
	Title:	Principal
Federal Tax ID: 20-5164785

[Signature Page to First Amendment to Real Estate Purchase Agreement and Escrow Instructions]

Signature Page to First Amendment to Real Estate Purchase Agreement and Escrow Instructions

EXHIBIT “H”

Form of Irrevocable Rent Direction Letter

                         , 2010

[Depository Institution]

[Address 1]

[Address 2]

Re:	Irrevocable Notice for Disbursements

Ladies and Gentlemen:

Reference is made to that certain [Deposit Account Agreement] between [Seller Name] (“Owner”) and [Depository Institution] (the “Bank”) dated as of                              (“Account Agreement”) designated account number ########### (the “Account”).

As you know, Owner has entered into that certain Purchase Agreement and Escrow Instructions with BC Development Co., LLC, a Missouri limited liability company (together with its successors and assigns, the “Buyer”) for the purchase of certain real property owned by Owner (the “Property”). Owner leases the Property to a single tenant, and the sole tenant of the Property deposits its rent payment into the Account monthly. Contemporaneously with Buyer’s acquisition of the Property from Owner, Owner will assign all of its rights in and to the lease for the Property and rents received from the Property pursuant to a Bill of Sale, Assignment and Assumption Agreement by and between Owner and Buyer. However, the tenant under the lease may continue to make payments to the Account instead of to an account designated by Buyer.

In order to ensure that rent payments are directed to Buyer, Owner hereby irrevocably directs Bank to disburse funds received into the Account by Bank after the date hereof to an account designated by Buyer in writing to Bank immediately after receipt of such funds by Bank.

Owner hereby agrees that this Letter Agreement shall be irrevocable, shall not be amended except with the prior written consent of the Buyer and shall supersede any modification, amendment or alteration of the Account Agreement (whether executed prior to this Letter Agreement or after). No changes shall be made to the Account Agreement regarding the amount of or conditions to disbursement or any other material terms.

The parties executing this Letter Agreement recognize and agree that Buyer is the third-party beneficiary of this Letter Agreement. This Letter Agreement may be signed in counterparts, each of which is an original and all of which together constitute one document.

SELLER: [Seller]

By:
Name:
Its:

Agreed and acknowledged as of , 2010: BANK: [Depository Institution]

By:
Name:
Its:

[Signature page to Irrevocable Letter Agreement re Deposits]